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FORM 3                                                     OMB APPROVAL
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                                                 OMB NUMBER           3235-0104
                                                 EXPIRES:      FEBRUARY 1, 1994
                                                 ESTIMATED AVERAGE BURDEN
                                                 HOURS PER RESPONSE.........0.5
                                                 ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP AND SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
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|1. Name and Address of Reporting  |2. Date of Event |4. Issuer Name and Ticket or Trading Symbol                                 |
|   Person                         |   Requiring     |                                                                            |
|                                  |   Statement     |     CHOICETEL COMMUNICATIONS, INC. (PHON)                                  |
|                                  |   (Month/Day/   |                                                                            |
|   PALETZ  JEFFREY      R.        |   Year)         |                                                                            |
|                                  |November 10, 1997|                                                                            |
|---------------------------------------------------------------------------------------------------------------------------------|
| (Last)    (First)    (Middle)    |3. IRS or Social |5. Relationship of Reporting      |6. If Amendment, Date                    |
|                                  |   Security      |     Person to Issuer             |   of Original                           |
|c/o CHOICETEL COMMUNICATIONS, INC.|   Number of     | (Check all applicable)           |   (Month/Day/Year)                      |
|    9724 10th AVENUE NORTH        |   Reporting     |  X Director        X  10% Owner  |                                         |
|----------------------------------|   Person        |  X Officer         ___ Other     |                                         |
|           (Street)               |   (Voluntary)   | (give title below)(specify below)|-----------------------------------------|
|                                  |                 |                                  |7. Individual or Joint/Group Filing      |
|                                  |                 |                                  |   (Check Applicable Line)               |
|                                  |                 |  PRESIDENT                       |                                         |
|PLYMOUTH      MINNESOTA      55441|                 |                                  | X Form filed by One Reporting Person    |
|----------------------------------|                 |                                  |__ Form filed by More than One Reporting |
|  (City)   (State)   (Zip)        |                 |                                  |    Person                               |
|                                  |----------------------------------------------------------------------------------------------|
|                                  |                     TABLE 1 --  NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                 |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.  Title of Security             | 2. Amount of Securities  | 3.  Ownership Form:     | 4.  Nature of Indirect Beneficial       |
|    (Instr. 4)                    |    Beneficially Owned    |     Direct (D) or       |      Ownership (Instr. 5)               |
|                                  |    (Instr. 4)            |     Indirect (I)        |                                         |
|                                  |                          |     (Instr. 5)          |                                         |
|---------------------------------------------------------------------------------------------------------------------------------|
| COMMON STOCK                     |      347,398 SHARES      |   D                     |                                         |
|----------------------------------|----------------------------------------------------------------------------------------------|
|                                  |                          |                         |                                         |
|----------------------------------|----------------------------------------------------------------------------------------------|
|                                  |                          |                         |                                         |
|----------------------------------|----------------------------------------------------------------------------------------------|
|                                  |                          |                         |                                         |
|----------------------------------|----------------------------------------------------------------------------------------------|
|                                  |                          |                         |                                         |
|----------------------------------|----------------------------------------------------------------------------------------------|
|                                  |                          |                         |                                         |
|----------------------------------|----------------------------------------------------------------------------------------------|
|                                  |                          |                         |                                         |
|----------------------------------|----------------------------------------------------------------------------------------------|
|                                  |                          |                         |                                         |
|----------------------------------|----------------------------------------------------------------------------------------------|
|                                  |                          |                         |                                         |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)


                   (Print or Type Responses)                                                                      SEC 1473 (3/91)

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
FORM 3  (continued)      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, CONVERTIBLE SECURITIES)
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| 1.  Title of Derivative     | 2.  Date Exercisable    | 3.  Title and Amount of  | 4.  Conver-  | 5.  Owner-      | 6. Nature of |
|     Security (Instr. 4)     |     and Expiration      |     Securities           |     sion or  |     ship        |    Indirect  |
|                             |     Date (Month/Day/    |     Underlying           |     Exercise |     Form of     |    Beneficial|
|                             |      Year)              |     Derivative Security  |     Price of |     Deriv-      |    Ownership |
|                             |                         |     (Instr. 4)           |     Deriv-   |     ative       |    (Instr. 5)|
|                             |                         |                          |     ative    |     Security    |              |
|                             |                         |                          |     Security |     Direct  (D) |              |
|                             |                         |                          |              |     or Indirect |              |
|                             |                         |                          |              |    (I)          |              |
|                             |                         |                          |              |    (Instr. 5)   |              |
|                             |----------------------------------------------------------------------------------------------------|
|                             | Date        |Expiration |               | Amount or|              |                 |              |
|                             | Exercisable | Date      |    Title      | Number of|              |                 |              |
|                             |             |           |               |   Shares |              |                 |              |
|----------------------------------------------------------------------------------------------------------------------------------|
|                             |             |           |               |          |              |                 |              |
|----------------------------------------------------------------------------------------------------------------------------------|
|                             |             |           |               |          |              |                 |              |
|----------------------------------------------------------------------------------------------------------------------------------|
|                             |             |           |               |          |              |                 |              |
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|                             |             |           |               |          |              |                 |              |
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|                             |             |           |               |          |              |                 |              |
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|                             |             |           |               |          |              |                 |              |
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|                             |             |           |               |          |              |                 |              |
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|                             |             |           |               |          |              |                 |              |
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|                             |             |           |               |          |              |                 |              |
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|                             |             |           |               |          |              |                 |              |
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|                             |             |           |               |          |              |                 |              |
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Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. /s/ Jeffrey R. Paletz November 10, 1997
                                                                                           --------------------- -----------------
   SEE 18 U.S.C. (1001 and 15 U.S.C. 78ff(a).                                            **Signature of          Date
                                                                                           Reporting Person

Note:    File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,           Page 2
         SEE Instruction 6 for procedure.                                                                           SEC 1473 (3/91)

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